                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT



                                      AMONG



                         WINTRUST FINANCIAL CORPORATION



                                       AND



                           JOHN LEOPOLD AND MARK KAHN



                               SEPTEMBER 16, 1999


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                                TABLE OF CONTENTS

                                                                            Page


1.   Definitions...............................................................1

2.   Purchase and Sale of Target Shares........................................4
     (a)  Basic Transaction....................................................4
     (b)  Purchase Price.......................................................4
          (i)    Wintrust Common Stock.........................................4
          (ii)   Cash..........................................................5
          (iii)  Post-Closing Escrow Account...................................5
          (iv)   Purchase Price Adjustments....................................5
     (c)  The Closing..........................................................5
     (d)  Deliveries at the Closing............................................5
     (e)  Registration of Purchase Shares......................................6
     (f)  Conditional Rights to Board Seat.....................................6

3.   Representations and Warranties Concerning the Transaction.................7
     (a)  Representations and Warranties of the Sellers........................7
          (i)    Authorization of Transaction..................................7
          (ii)   Noncontravention..............................................7
          (iii)  Brokers' Fees.................................................7
          (iv)   Target Shares.................................................7
          (v)    Investment Representations....................................8
     (b)  Representations and Warranties of Buyer..............................9
          (i)    Organization of the Buyer.....................................9
          (ii)   Authorization of Transaction..................................9
          (iii)  Noncontravention.............................................10
          (iv)   Brokers' Fees................................................10
          (v)    SEC Documents................................................10
          (vi)   No Material Adverse Change...................................10
          (vii)  Legal Compliance.............................................10
          (viii) Litigation...................................................11

4.   Representations and Warranties Concerning the Target and Its
     Subsidiaries.............................................................11
     (a)  Organization, Qualification, and Corporate Power....................11
     (b)  Capitalization......................................................11
     (c)  Noncontravention....................................................11
     (d)  Brokers' Fees.......................................................12
     (e)  Title to Assets.....................................................12
     (f)  Subsidiaries........................................................12
     (g)  Financial Statements................................................13
     (h)  Events Subsequent to Most Recent Fiscal Year End....................13

     (i)  Undisclosed Liabilities.............................................15
     (j)  Legal Compliance....................................................15
     (k)  Tax Matters.........................................................15
     (l)  Real Property.......................................................17
     (m)  Intellectual Property...............................................18
     (n)  Year 2000 Compatibility.............................................20
     (o)  Tangible Assets.....................................................21
     (p)  Contracts...........................................................21
     (q)  Notes and Accounts Receivable.......................................22
     (r)  Powers of Attorney..................................................22
     (s)  Insurance...........................................................22
     (t)  Litigation..........................................................23
     (u)  Employees...........................................................23
     (v)  Employee Benefits...................................................24
     (w)  Guaranties..........................................................26
     (x)  Environmental, Health, and Safety Matters...........................26
     (y)  Certain Business Relationships with the Target and Its
          Subsidiaries........................................................27
     (z)  Disclosure..........................................................27

5.   Pre-Closing Covenants....................................................28
     (a)  General.............................................................28
     (b)  Notices and Consents................................................28
     (c)  Operation of Business...............................................28
     (d)  Preservation of Business............................................28
     (e)  Full Access.........................................................28
     (f)  Notice of Developments..............................................28
     (g)  Exclusivity.........................................................29
     (h)  Year 2000 Compatibility.............................................29

6.   Post-Closing Covenants...................................................29
     (a)  General.............................................................29
     (b)  Litigation Support..................................................29
     (c)  Transition..........................................................29
     (d)  Techstaff, Inc. Contract............................................30
     (e)  Confidentiality.....................................................30
     (f)  Insurance Matters...................................................30

7.   Conditions to Obligation to Close; Performance at Closing................31
     (a)  Conditions to Obligation of Buyer...................................31
     (b)  Conditions to Obligation of the Sellers.............................32
     (c)  Buyer's Performance at Closing......................................33
          (i)    Purchase Price...............................................33
          (ii)   Officers' Certificate........................................33
          (iii)  Resolutions..................................................33
          (iv)   Employment Agreement.........................................33

          (v)    Post-Closing Escrow Agreement................................33
          (vi)   Other Instruments............................................33
     (d)  Sellers' Performance at Closing.....................................33
          (i)    Target Shares................................................33
          (ii)   Sellers' Certificate.........................................33
          (iii)  Certificates.................................................34
          (iv)   Opinions of Seller's Counsel.................................34
          (v)    Non-Compete Agreement........................................34
          (vi)   Employment Agreement.........................................34
          (vii)  Estoppel Certificates........................................34
          (viii) Post-Closing Escrow Agreement................................34
          (ix)   Techstaff Contract...........................................34
          (x)    Section 338(h)(10) Election..................................34
          (xi)   Other Instruments............................................34

8.   Remedies for Breaches of This Agreement..................................34
     (a)  Survival of Representations and Warranties..........................34
     (b)  Indemnification Provisions for Benefit of Buyer.....................35
     (c)  Indemnification Provisions for Benefit of the Sellers...............35
     (d)  Limitations on Indemnification......................................36
     (e)  Matters Involving Third Parties.....................................36
     (f)  Determination of Adverse Consequences...............................37
     (g)  Other Indemnification Provisions....................................37

9.   Tax Matters..............................................................37
     (a)  Tax Periods Ending on or Before the Effective Date..................37
     (b)  Tax Periods Beginning Before and Ending After the Effective Date....37
     (c)  Cooperation on Tax Matters..........................................38
     (d)  S Corporation Status................................................39
     (e)  Section 338(h)(10)..................................................39
     (f)  Purchase Allocation.................................................39
     (g)  Tax Sharing Agreements..............................................39
     (h)  Certain Taxes.......................................................39

10.  Termination..............................................................40
     (a)  Termination of Agreement............................................40
     (b)  Effect of Termination...............................................40

11.  Miscellaneous............................................................41
     (a)  Nature of Certain Obligations.......................................41
     (b)  Press Releases and Public Announcements.............................41
     (c)  No Third-Party Beneficiaries........................................41
     (d)  Entire Agreement....................................................41
     (e)  Succession and Assignment...........................................41
     (f)  Counterparts........................................................41

     (g)  Headings............................................................42
     (h)  Notices.............................................................42
     (i)  Governing Law.......................................................43
     (j)  Amendments and Waivers..............................................43
     (k)  Severability........................................................43
     (l)  Expenses............................................................43
     (m)  Incorporation of Exhibits and Schedules.............................43
     (n)  Confidentiality.....................................................43
     (o)  Specific Performance................................................44
     (p)  Submission to Jurisdiction..........................................44

LIST OF EXHIBITS
----------------

Exhibit A      Form of Post-Closing Indemnification and Escrow Agreement
Exhibit B-1    Leopold Employment Agreement
Exhibit B-2    Other Executives Employment Agreement
Exhibit C      Form of Stock Power
Exhibit D      Form of Non-Competition Agreement
Exhibit E      Form of Estoppel Certificate
Exhibit F      Form of Techstaff Service Contract


LIST OF SCHEDULES
-----------------

Schedule 2(b)(iv)   Purchase Price Adjustments
Schedule 3(a)(i)    Authorization of Transaction - Sellers
Schedule 3(b)(ii)   Authorization of Transaction - Buyer
Schedule 4(a)       Officers and Directors
Schedule 4(b)       Capitalization
Schedule 4(c)       Noncontravention
Schedule 4(f)       Subsidiaries
Schedule 4(g)       Financial Statements
Schedule 4(h)       Events Subsequent to Most Recent Fiscal Year End
Schedule 4(k)       Taxes
Schedule 4(l)       Real Property
Schedule 4(m)       Intellectual Property
Schedule 4(p)       Contracts
Schedule 4(s)       Insurance
Schedule 4(t)       Litigation
Schedule 4(v)       Employee Benefits
Schedule 4(w)       Guaranties
Schedule 4(y)(i)    Art Work
Schedule 6(j)       Leopold Insurance Policies

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is entered into on September 16, 1999, (the "Execution Date") by and among Wintrust Financial Corporation, an Illinois corporation ("Buyer"), and John Leopold and Mark Kahn (collectively, the "Sellers"). Buyer and the Sellers are referred to collectively herein as the "Parties."

                                    RECITALS

     A. The Sellers in the aggregate own all of the outstanding capital stock of Tricom, Inc. of Milwaukee, a Wisconsin corporation (the "Target").

     B. This Agreement contemplates a transaction in which Buyer will purchase from the Sellers, and the Sellers will sell to Buyer, all of the outstanding capital stock of the Target in return for cash and Buyer Stock.

                                    AGREEMENT

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

     "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

     "Controlled Group" has the meaning set forth in Code ss.1563.

     "Deferred Intercompany Transaction" has the meaning set forth in Reg. ss.1.1502-13.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code ss.414.

     "Excess Loss Account" has the meaning set forth in Reg. ss.1.1502-19.

     "Fiduciary" has the meaning set forth in ERISA ss.3(21).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indemnified Party" has the meaning set forth in ss.8(d) below.

     "Indemnifying Party" has the meaning set forth in ss.8(d) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" or "best knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in ss.4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in ss.4(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in ss.4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity.

     "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

     "Purchase Shares" has the meaning set forth in ss.2(b)(i).

     "Reportable Event" has the meaning set forth in ERISA ss.4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Target Share" means any share of Tricom Common Stock, no par value.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Wintrust Common Stock" means the common stock of Wintrust Financial Corporation, no par value.

     2.   Purchase and Sale of Target Shares.

          (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Buyer, all of his Target Shares for the consideration set forth in Section 2(b).

          (b)  Purchase Price. The total purchase price for the Target
Shares shall be Eight Million Dollars ($8,000,000) (the "Purchase Price"). The Purchase Price shall be paid by Buyer in the following manner:

               (i) Wintrust Common Stock. At the Closing, Buyer shall deliver to the Sellers Wintrust Common Stock with a market value of Four Million Dollars ($4,000,000) (the "Purchase Shares"). The number of Purchase Shares to be delivered to Sellers constituting a market value of Four Million Dollars ($4,000,000) will be based on the average of the high and low prices for Wintrust Common Stock as reported in the Wall Street Journal for the ten (10) trading days preceding the Execution Date. No fractional shares shall be issued. With respect to any fractional share, Buyer shall pay to the Sellers an amount in cash equal to such fraction. Buyer shall cause the Purchase Shares to be registered for resale by Sellers as provided in
         Section 2(e) below.

               (ii) Cash. Subject to Sections 2(b)(iv) below, at the Closing, Buyer shall pay to the Sellers Three Million, Five Hundred Thousand Dollars ($3,500,000) by wire transfer of immediately available funds.

               (iii) Post-Closing Escrow Account. At the Closing, Buyer shall deposit Five Hundred Thousand Dollars ($500,000) (the "Post-Closing Escrow Deposit") in an escrow account for the purpose of securing (i) Sellers' indemnification obligations set forth in the Post-Closing Indemnification and Escrow Agreement ("Post-Closing Escrow Agreement") substantially in the form attached hereto as Exhibit A. The Post-Closing Escrow Deposit shall remain, subject to the terms and conditions of the Post-Closing Escrow Agreement, in escrow for a period of six (6) months from the Closing Date. Any amounts remaining in the Post-Closing Escrow Account upon passage of the six-month anniversary date of the Closing Date shall be disbursed, subject to the Post-Closing Escrow Agreement, to the Sellers.

               (iv) Purchase Price Adjustments. The Purchase Price shall be subject to adjustments for the items set forth on SCHEDULE 2(B)(IV) attached hereto (the "Adjustment Items"). The value of the Adjustment Items shall be determined as of the fifth (5th) business day preceding the Closing Date and shall be offset against the cash portion of the Purchase Price set forth in Section 2(b)(ii) above at Closing.

The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Target Shares as set forth in SCHEDULE 4(B) attached hereto.

          (c) The Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Pedersen & Houpt, 161 North Clark, Suite 3100, Chicago, Illinois 60601, commencing at 9:00 a.m. local time on the second business day following the date on which Buyer has obtained all approvals required under Section 3(b)(ii), or such other date as Buyer and the Sellers may mutually determine. Throughout this Agreement, the events to occur as of the closing of the transactions contemplated by this Agreement are collectively referred to as the "Closing" and such date is referred to as the "Closing Date". Notwithstanding anything to the contrary contained herein, however, the effective date of the sale of the Target Shares shall be October 1, 1999 (the "Effective Date").

          (d) Deliveries at the Closing. At the Closing, (i) the Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(d), and (ii) Buyer shall deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(c).

          (e) Registration of Purchase Shares. On or before the date that is ten (10) business days after the Closing Date or (ii) two (2) business days after the date Buyer first publicly announces its 1999 third quarter financial results, whichever is later, the Buyer agrees to use its best efforts to prepare and file with the Securities and Exchange Commission (the "Commission"), at Buyer's expense, a registration statement on Form S-3 (if then available (1) or if not, such other available form) in accordance with Rule 415 promulgated under the Securities Act, or any similar rule that may be adopted by the Commission (a "Registration Statement"), relating to the resale of up to all of the Purchase Shares to be issued to Sellers pursuant to this Agreement. The Buyer will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable and to keep such Registration Statement effective until the date one year from the Closing Date or such earlier date on which all of the Purchase Shares are sold. The Buyer need not file a separate Registration Statement relating solely to the Purchase Shares, but may at its option file a Registration Statement covering additional shares of Wintrust Common Stock that are registrable on the same form. The Buyer further agrees to supplement the prospectus contained in the Registration Statement or make amendments to the Registration Statement, in each case as promptly as practicable, if developments relating to Buyer necessitate such a filing as required by the rules, regulations or instructions applicable to the registration form utilized by the Buyer or by the Securities Act, and if so required, shall immediately so notify the Sellers who shall refrain from making any further sales under such Registration Statement and prospectus until the necessary supplement or amendment shall have been prepared and filed as required. The Buyer shall cause the Purchase Shares to be listed on the Nasdaq National Market at its expense so as to permit the sale by Sellers of the Purchase Shares without further action under any state securities or blue sky laws. The Buyer's obligation hereunder to so prepare and file a Registration Statement relating to the Purchase Shares is subject to the full cooperation of the Sellers in furnishing any and all information about themselves and any contemplated method of resale of such shares as may be necessary to make such statements not misleading, and any such information so furnished shall be treated as representations and warranties made by Sellers under this Agreement, covered by the indemnification provisions set forth in Section 8(b) hereof. Buyer shall have no obligation or responsibility for payment of any expenses relating to Sellers' furnishing of prospectuses as may be required under the Securities Act and will not be obligated to pay any underwriting discounts, selling commissions, brokers' fees or other offering expenses of any kind attributable to any resale of the Purchase Shares, which fees and expenses will be paid by the Sellers. Sellers' rights under this provision 2(e) are not transferable without Buyer's consent.

          (f) Conditional Rights to Board Seat. If (i) as of the close of business on December 31, 1999, Leopold owns (directly or indirectly, beneficially or otherwise) more than fifty percent (50%) of the number of shares delivered to Leopold as of the Closing Date, and (ii) the average bid price for Wintrust Common Stock as reported in the Wall Street Journal for the period from the Closing Date until December 31, 1999 is less than the per share value of Wintrust Common Stock as of the Closing Date as determined under Section 2(b)(i), Buyer shall promptly cause Leopold to be appointed to the Board of Directors of Buyer, to fill the vacant Class I Board of Directors seat. If Leopold is appointed to the Board of Directors of Buyer hereunder, and Leopold's ownership interest (directly or indirectly, beneficially or otherwise) in Wintrust Common Stock thereafter decreases to fifty percent (50%) or less of the number of shares delivered to Sellers as of the Closing Date, Leopold shall promptly resign from Buyer's Board of Directors.

     3.   Representations and Warranties Concerning the Transaction.

          (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date with respect to himself.

               (i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. Except as set forth on SCHEDULE 3(A)(i) attached hereto, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject, except as to (i) that certain Collateral Pledge Agreement dated August 23, 1996 by and between Target and Scott Salick (the "Pledge Agreement"), that certain Promissory Note in the original principal amount of $4,125,000.00 dated August 23, 1999, by and between Target and Scott Salick (the "Salick Note"), that certain General Business Security Agreement dated as of August 23, 1996 between Target and Scott Salick ("Security Agreement"; the Pledge Agreement, the Salick Note and the Security Agreement collectively referred to as the "Salick Agreements"), and (ii) that certain Loan and Security Agreement dated April 24, 1998 by and between Target and Fleet Capital Corporation (the "Fleet Credit Facility").

               (iii) Brokers' Fees. Except for fees payable to Everen Securities, which fees shall be paid by the Sellers, the Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (iv) Target Shares. Each Seller holds of record and owns beneficially the number of Target Shares set forth next to his name in
     SCHEDULE 4(b) attached hereto, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws the Salick Agreements, and the Fleet Credit Facility), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

               (v) Investment Representations. Sellers understand that the issuance and sale to them of Wintrust Common Stock under this Agreement is intended to be a private offering exempt from registration under the federal Securities Act of 1933, and in accordance therewith and in furtherance thereof, Sellers each represent and warrant to Buyer and agree as follows:

                      i. He acknowledges that he has received copies of Wintrust Financial Corporation's publicly filed reports on Forms 10-K, 10-Q, and 8-K and has had an opportunity to ask questions of and receive answers from officers of Buyer with respect to the business and financial condition of Buyer and has been afforded an opportunity to examine such documents and has been furnished such additional information, to the extent available without unreasonable effort or expense, which he has reasonably requested for the purpose of verifying information set forth therein.

                      ii. He understands that no other person has been authorized to give any information or to make any representations which were not furnished pursuant to subparagraph (i.) above and acknowledges that he has not relied on any other representations or information. He understands that an investment in Wintrust Common Stock involves certain risks, including, but not limited to, those disclosed in Buyer's periodic reports, and acknowledges that he is able financially to bear such risks.

                      iii. He is not relying on the Buyer or Buyer's representatives with respect to the economic considerations relating to the Purchase Shares; rather, he has relied solely on the advice of, and has consulted with, Sellers' own advisors.

                      iv. He acknowledges and understands that the sale and issuance of Wintrust Common Stock hereunder have not been registered under the Act, and such shares may not be resold unless they are subsequently registered under the Securities Act and applicable state securities laws, if any, or unless an exemption from such registration is available. It is further understood that except as provided in
          Section 2(e) above, it is not contemplated that any registration will be made under the Securities Act, and Buyer is under no obligation to assist Sellers in complying with any requirements to permit resale exempt from registration, or otherwise.

                      v. He agrees that he will not, directly or indirectly, sell, pledge, transfer, convey or otherwise dispose of any Purchase Shares except in a transaction pursuant to an effective registration statement under the Securities Act and in compliance with the rules and regulations promulgated thereunder, or in satisfaction of an available exemption from the registration requirements thereof and of any applicable state securities laws; he acknowledges that stop transfer instructions will be given to Buyer's transfer agent; and he understands that the certificates representing the Purchase Shares shall bear the following legend, or one substantially similar in substance thereto, which he has read and understands:

               The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Securities Act") and are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Such Shares may not be offered for resale, resold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, the availability of which is to be established to the satisfaction of counsel to Wintrust Financial Corporation.

                      vi. He acknowledges that he is an "accredited investor," as such term is defined in rule 501(a) promulgated under the Securities Act, and has such knowledge and experience in financial and business matters to make an informed investment decision based upon the information furnished to him and such additional information he may have requested and received from the Buyer and the independent inquiries and investigations undertaken by him or Sellers' advisors on his behalf.

                      vii. He further represents that he is acquiring the Purchase Shares for his own account and not, in whole or in part, for the account of any other person, for investment and not with a view toward the distribution thereof; and no other person has a direct or beneficial interest in the Purchase Shares; and

                      viii. He recognizes that in issuing the Purchase Shares under the terms of this Agreement, Buyer will rely upon the truth and accuracy of the foregoing investment representations and agreement in claiming an exemption from registration under the Securities Act.

          (b) Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

               (i) Organization of the Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Illinois.

               (ii) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Except as set forth in SCHEDULE 3(b)(ii) attached hereto, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

               (iv) Brokers' Fees. Buyer shall be responsible for any fees or commissions to any broker, finder, or agent (other than Everen Securities), if any, who procured or introduced Sellers and/or Target to Buyer in connection with the transactions contemplated by this Agreement.

               (v) SEC Documents. Buyer has filed all required reports, schedules, forms, statements and other documents with the SEC (the "SEC Documents"). Buyer has made available to Sellers as requested true, correct and complete copies of all Registration Statements on Form S-1, S-3 and S-8, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and final Proxy Statements comprising the SEC Documents, including without limitation, Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and Quarterly Report on Form 10-Q for the period ended June 30, 1999. All of the SEC Documents (other than preliminary material or material which was subsequently amended, modified or superseded by later filed documents), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later SEC Documents.

               (vi) No Material Adverse Change. Since December 31, 1998, except as disclosed in the SEC Documents, there has not been any change in the condition (financial or otherwise) of the business of Buyer or the liabilities, assets, operations, results of operations, prospects or condition (financial or otherwise) of Buyer and its subsidiaries, taken as a whole, including without limitation, any damage or destruction of property by fire or other casualty, which change would have a material adverse effect on the results of operations or condition (financial or otherwise) of the business of Buyer.

               (vii) Legal Compliance. To the Buyer's Knowledge, Buyer is in compliance with all laws, regulations and orders applicable to it. To the Buyer's Knowledge,

     Buyer has not received notification of any asserted past or present failure to comply with any laws and no proceeding with respect to any such violation is contemplated.

               (viii) Litigation. There are no actions, suits, proceedings, hearings or investigations pending (or to the Knowledge of the Buyer, threatened) that could result in any material adverse change in the business, financial condition, or future prospects of the Buyer.

     4. Representations and Warranties Concerning the Target and Its Subsidiaries. The Sellers represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the state of Wisconsin. Target owns 70% of the issued and outstanding shares, and Sellers own 30% of the issued and outstanding shares, of Upgrad Personnel Services, Inc., a corporation duly organized, validly existing, and in good standing under the laws of the state of Tennessee. Data Checkmate, Inc., a wholly-owned subsidiary of Target, is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Target and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. SCHEDULE 4(a) attached hereto lists the directors and officers of each of the Target and its Subsidiaries. The Sellers have delivered to Buyer correct and complete copies of the articles of incorporation and bylaws of each of the Target and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target and its Subsidiaries are correct and complete. None of the Target and its Subsidiaries is in default under or in violation of any provision of its articles of incorporation or bylaws.

          (b) Capitalization. The entire authorized capital stock of the Target consists of 2800 authorized Target Shares, of which 43 Target Shares are issued and outstanding and 52 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in SCHEDULE 4(b) attached hereto. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. Except as set forth on SCHEDULE 4(b) attached hereto there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution,
statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except as to the Salick Agreement and the Fleet Credit Facility. Except as set forth on SCHEDULE 4(c) attached hereto, none of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (d) Brokers' Fees. Except for fees payable to Everen Securities, which fees shall be payable by Sellers or shall be offset against the Purchase Price as a Purchase Price Adjustment as provided in Section 2(b)(iv), none of the Target and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (e) Title to Assets. The Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

          (f) Subsidiaries. SCHEDULE 4(f) attached hereto sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Target and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

          (g) Financial Statements. Attached hereto as SCHEDULE 4(g) is a list of financial statements (collectively the "Financial Statements") which have been previously delivered to Buyer, which include (i) Tricom, Inc. of Milwaukee and Subsidiaries Audited Financial Statements for the year ended September 30, 1998 (the "Most Recent Fiscal Year End"); and (ii) Unaudited Consolidated Balance Sheets and Statements of Income and Changes in Stockholders' Equity (the "Most Recent Financial Statements") as of and for the nine (9) months ended June 30, 1999 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target and its Subsidiaries as of such dates and the results of operations of the Target and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of the Target and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate, other than the annual profit sharing expense accrual) and lack footnotes and other presentation items.

          (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on SCHEDULE 4(h) attached hereto, since the Most Recent Fiscal Year End:

               (i) none of the Target and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (ii) none of the Target and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

               (iii) no party (including any of the Target and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) which, in the aggregate, involve more than $100,000 to which any of the Target and its Subsidiaries is a party or by which any of them is bound;

               (iv) none of the Target and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

               (v) none of the Target and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

               (vi) none of the Target and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

               (vii) none of the Target and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $20,000 in the aggregate;

               (viii) none of the Target and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               (ix) none of the Target and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

               (x) none of the Target and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) there has been no change made or authorized in the articles of incorporation or bylaws of any of the Target and its Subsidiaries;

               (xii) none of the Target and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (xiii) none of the Target and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (xiv) none of the Target and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (xv) none of the Target and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xvi) none of the Target and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (xvii) none of the Target and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xviii) none of the Target and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (xix) none of the Target and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xx) none of the Target and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

               (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Target and its Subsidiaries; and

               (xxii) none of the Target and its Subsidiaries has committed to any of the foregoing.

          (i) Undisclosed Liabilities. None of the Target and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),
(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) liabilities associated with the annual profit sharing expense accrual, if any, for Target.

          (j) Legal Compliance. To the Target's Knowledge, Target and its Subsidiaries, are in compliance with all laws, regulations and orders applicable to it. To the Target's Knowledge, neither Target nor its Subsidiaries has received notification of any asserted past or present failure to comply with any laws and no proceeding with respect to any violation is contemplated.

          (k)  Tax Matters.

               (i) Each of the Target and its Subsidiaries has timely filed all Tax Returns that it was required to file, including all Tax Returns Target and its Subsidiaries have contracted or undertaken to file on behalf of any customers or clients of Target and its Subsidiaries. All such Tax Returns were true and correct and complete in all respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid on a timely basis. None of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which resulted in a material assessment of Tax Liability against Target or its Subsidiaries. There are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) Each of the Target and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer, client (or employees of customers and/or clients) or other third party.

               (iii) No Seller or director or officer (or employee responsible for Tax matters) of any of the Target and its Subsidiaries expects any tax authority to assess any additional Taxes for any period for which Tax Returns are required to have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Subsidiaries either (A) claimed or raised by any tax authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Target and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.
     SCHEDULE 4(k) attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after September 30, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit or for which notice has been received of an audit. The Sellers have delivered to Buyer correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Sellers, the Target and its Subsidiaries since September 30, 1995. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined would result in any Security Interest on the assets of the Target or its Subsidiaries or otherwise have material Adverse Consequences with respect to their business.

               (iv) None of the Sellers, the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) None of the Target and its Subsidiaries has filed a consent under Code ss.341(f) concerning collapsible corporations. None of the Target and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G, ss.404, or ss.162. None of the Target and its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). None of the Target and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Target and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than any of the Target and its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (vi)   [INTENTIONALLY OMITTED]

               (vii) The unpaid Taxes of the Target and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns.

               (viii) (a)    The Target has been a valid and duly qualified S
     Corporation within the meaning of Sections 1361 and 1362 of the Code at all times since October 1, 1989, and the Target will be a valid and duly qualified S Corporation up to and including the Closing Date; (b) The Target and its subsidiaries do not have a net recognized built-in gain within the meaning of Section 1372 of the Code; and (c) The Target will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Target's assets (including the assets of any qualified Subchapter S subsidiary) caused by the Section 338(h)(10) Election (as hereinafter defined in Section 9(e)). Neither the Target nor any Subsidiary of the Target has, in the past ten (10) years, (x) acquired assets from another corporation in a transaction in which the Target's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (y) acquired the stock of any corporation which is a qualified Subchapter S subsidiary.

          (l) Real Property. Seller does not own any real property. SCHEDULE 4(l) attached hereto lists and describes briefly all real property leased or subleased to any of the Target and its Subsidiaries. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in
SCHEDULE 4(l) attached hereto. With respect to each lease and sublease listed in
SCHEDULE 4(l):

                      (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                      (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                      (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D) no party to the lease or sublease has repudiated any provision thereof;

                      (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                      (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                      (G) none of the Target and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                      (H) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                      (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                      (J) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

          (m)  Intellectual Property.

               (i) The Target and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Target and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Target or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and its Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

               (ii) None of the Target and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers of the Target and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers of the Target and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

               (iii) SCHEDULE 4(m) attached hereto identifies each patent, trademark, copyright or registration which has been issued to any of the Target and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Target and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property. The Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions. SCHEDULE 4(m) attached hereto also identifies each trade name or unregistered trademark used by any of the Target and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property owned by the Target or its Subsidiary required to be identified in SCHEDULE 4(m):

                      (A) the Target and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                      (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      (C)    no action, suit, proceeding, hearing,
          investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                      (D) none of the Target and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (iv) SCHEDULE 4(m) attached hereto identifies each item of Intellectual Property that any third party owns and that any of the Target and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions. With respect to each item of Intellectual Property owned by third parties required to be identified in SCHEDULE 4(m):

                      (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                      (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                      (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                      (E)    with respect to each sublicense, the
          representations and warranties set forth in subsections (A) through
          (D) above are true and correct with respect to the underlying license;

                      (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      (G)    no action, suit, proceeding, hearing,
          investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                      (H) none of the Target and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

               (v) To the Knowledge of any of the Sellers and the directors and officers of the Target and its Subsidiaries, none of the Target and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

               (vi) None of the Sellers and the directors and officers of the Target and its Subsidiaries has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Target and its Subsidiaries.

          (n) Year 2000 Compatibility. The Target and its Subsidiaries have reviewed the areas within its/their businesses and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the risk that computer applications used by the Target or its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999

(the "Year 2000 Problem"). The Target and its Subsidiaries are conducting tests of its systems to validate that such systems are Year 2000 compliant, and have made related appropriate inquiry of material suppliers and vendors to satisfy itself as to such suppliers and vendors compliance efforts. At the request of Buyer, the Target and its Subsidiaries shall provide information or documentation, satisfactory to Buyer, regarding the status of the Target and its Subsidiaries' efforts to address the Year 2000 Problem. However, the Buyer expressly acknowledges that the Seller does not represent or warrant (i) that the Year 2000 Problem will not have a material adverse affect on the Target or its Subsidiaries, and (ii) that the customers of the Target or its Subsidiaries have adequately addressed and prepared for the Year 2000 Problem.

          (o) Tangible Assets. The Target and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

          (p) Contracts. SCHEDULE 4(p) attached hereto lists the following contracts and other agreements to which any of the Target and its Subsidiaries is a party:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Target and its Subsidiaries, or involve consideration in excess of $10,000;

               (iii)  any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement concerning confidentiality or noncompetition;

               (vi) any agreement with any of the Sellers and their Affiliates (other than the Target and its Subsidiaries);

               (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (viii) any collective bargaining agreement;

               (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

               (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries; or

               (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in SCHEDULE 4(p) attached hereto and a written summary setting forth the terms and conditions of each oral agreement referred to in
SCHEDULE 4(p). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

          (q) Notes and Accounts Receivable. All notes and accounts receivable of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

          (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

          (s) Insurance. SCHEDULE 4(s) attached hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

               (i)    the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii)  the policy number and the period of coverage;

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (v) a description of any retroactive premium adjustments or other loss sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. SCHEDULE 4(s) describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

          (t) Litigation. SCHEDULE 4(t) attached hereto sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in SCHEDULE 4(t) could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries. None of the Sellers and the directors and officers of the Target and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and its Subsidiaries.

          (u) Employees. To the Knowledge of any of the Sellers and the directors and officers of the Target and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries. None of the Target and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Target and its Subsidiaries has committed any unfair labor practice. None of the Sellers and the directors and officers of the Target and its Subsidiaries has any

Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

          (v)  Employee Benefits.

               (i) SCHEDULE 4(v) attached hereto lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes or has any obligation to contribute.

                      (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                      (B) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                      (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                      (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                      (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                      (F) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

               (ii) With respect to each Employee Benefit Plan that any of the Target, its Subsidiaries, and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                      (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries, threatened.

                      (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                      (C) None of the Target and its Subsidiaries has incurred, and none of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any reason to expect that any of the Target and its Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (iii) None of the Target, its Subsidiaries, and the other members of the Controlled Group that includes the Target and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any

     Liability (including withdrawal liability as defined in ERISA ss.4201) under any Multiemployer Plan.

               (iv) None of the Target and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

          (w) Guaranties. Except as set forth on SCHEDULE 4(w) attached hereto, none of the Target and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

          (x)  Environmental, Health, and Safety Matters.

               (i) Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

               (ii) Without limiting the generality of the foregoing, each of the Target, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on SCHEDULE 4(w) attached hereto.

               (iii) Neither the Target, its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

               (iv) None of the following exists at any property or facility owned or operated by the Target or its Subsidiaries: (1) underground storage tanks, (2) asbestos containing material in any form or condition,
     (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

               (v) None of the Target, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive

     Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

               (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

               (vii) Neither the Target, its Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

               (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Target, its Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (y) Certain Business Relationships with the Target and Its Subsidiaries. Except as Employees, directors or officers of the Target, none of the Sellers and their Affiliates has been involved in any business arrangement or relationship with any of the Target and its Subsidiaries within the past twelve (12) months, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries, except as hereafter provided:

               (i) John Leopold has assisted the Target from time to time in the selection and acquisition of certain art work purchased by the Target and maintained at Target's office and identified on SCHEDULE 4(y)(i) attached hereto (the "Target Art Work"). At or concurrent with the Closing, Leopold shall have the right to purchase the Target Art Work at a price equal to the book value of such Target Art Work, as reflected on the Target's Most Recent Financial Statements.

               (ii) Target provides payroll and accounting services to Techstaff, Inc., Carlson Specialty Temps, Inc., and Downs Collectible, Inc., each of which is a corporation wholly-owned by John Leopold and Mark Kahn.

          (z)  Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

          (b) Notices and Consents. Each of the Parties will, and the Sellers will cause each of the Target and its Subsidiaries to, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

          (c) Operation of Business. The Sellers will not cause or permit any of the Target and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers have not subsequent to May 31, 1999, and will not thereafter cause or permit any of the Target and its Subsidiaries to (i) engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above, or (ii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock, if such dividends or distribution would reduce the Stockholders' Equity as reflected on Target's consolidated balance sheet for the fiscal year ended September 30, 1999, below negative $1.2 million, determined in accordance with GAAP. From and after the Execution Date, Sellers shall notify Buyer if Sellers intend to take distributions from Target.

          (d) Preservation of Business. The Sellers will cause each of the Target and its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) Full Access. Each of the Sellers will permit, and the Sellers will cause each of the Target and its Subsidiaries to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries.

          (f) Notice of Developments. The Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) Exclusivity. None of the Sellers will, and the Sellers will not cause or permit any of the Target and its Subsidiaries to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          (h) Year 2000 Compatibility. The Sellers shall cause Target and each of its Subsidiaries to take all actions reasonably necessary to address the Year 2000 Problem, including testing of such systems to validate that such systems are Year 2000 compliant, and inquiries to its outside suppliers and vendors regarding such suppliers and vendors Year 2000 compliance efforts.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

          (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and its Subsidiaries.

          (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

          (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target and its Subsidiaries to Buyer from and after the Closing.

          (d) Techstaff, Inc. Contract. Sellers covenant and agree to cause Techstaff, Inc., (or any affiliate, successor or assignee thereto), to enter into a contract with Target for Target to provide payroll processing and accounting services for Techstaff, Inc. for a term of three (3) years commencing with the Closing Date, at the rate of one percent (1%) of the gross billing amount for payroll processing and accounting services, and at eighty percent (80%) of the prevailing rates charged from time to time by Target, for such other services, if any, provided to Techstaff. Sellers further covenant and agree to cause any new business enterprise owned or controlled by Sellers engaged in the temporary staffing business which requires the type of services provided by Target and which commences operations during any period in which Sellers are either employed by Buyer (or Target) or during which Sellers are subject to the terms of a Non-Compete Agreement with Buyer (or Target) to enter into a contract with Target for the provision of such services on terms and conditions comparable to the service contract with Techstaff. Notwithstanding anything to the contrary contained herein, the parties agree that the Techstaff service contract shall be terminable by either party if Techstaff is sold to a third party unrelated to Sellers. Sellers represent and warrant that Sellers have not engaged in any discussions or negotiations to sell Techstaff and have no present intent to sell Techstaff.

          (e) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

          (f) Insurance Matters. Within sixty (60) days following the Closing, the parties agree to cause the ownership of each of the life insurance policies insuring John Leopold owned by Target and identified on SCHEDULE 6(f) to be transferred to Leopold. Leopold shall be responsible for payment of all premiums due on such policies from and after the Execution Date of this Agreement.

     7.   Conditions to Obligation to Close; Performance at Closing.

          (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Target Shares and to control the Target and its Subsidiaries, or (D) affect adversely the right of any of the Target and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Parties, the Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(i), Section 3(b)(ii), and Section 4(c) above, and all necessary consents, releases, or approvals, if any, required under the Salick Agreements and the Fleet Credit Facility.

               (v) all regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby.

               (vi) there shall have been no material adverse change in the business or financial condition of either the Target or its Subsidiaries from May 31, 1999, to the Closing Date;

               (vii) at or prior to the Closing, Sellers shall have extinguished all of its indebtedness and shall have obtained all releases, termination of liens, and other claims, and encumbrances necessary to transfer the Target Shares to Buyer free and clear of all liens, claims and encumbrances, or shall have delivered to Buyer pay-off letters in form reasonably acceptable to Buyer;

               (viii) the Buyer shall have received the resignations, effective as of the Closing, of each director other than John Leopold and such officers of the Target and its

     Subsidiaries whom the Buyer shall have specified in writing at least five
     (5) business days prior to the Closing;

               (ix) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

               (x) Buyer shall have satisfied itself, in its sole discretion, that not less than forty percent (40%) of Targets customer base in existence as of the date of this Agreement have been successfully converted to the Lawson Software payroll module and Visual Basic Billing Applications;

               (xi) The Sellers shall have delivered to Buyer the various certificates, instruments, and documents referred to in Section 7(d); and

               (xii) at or prior to the Closing, Sellers' shall have transferred and conveyed to Target all shares in Upgrad Personnel Services, Inc. standing in the name of Sellers.

          (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Parties, the Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above, and all necessary consents, releases or approvals, if any, required under the Salick Agreements and the Fleet Credit Facility;

               (v) the Salick Note shall be paid in full at Closing and all necessary consents, releases or approvals, if any, required under the Salick Agreements and the Fleet Credit Facility shall be obtained; and

               (vi) Buyer shall have delivered to the Sellers the various certificates, instruments, and documents referred to in Section 7(c).

          (c) Buyer's Performance at Closing. On the Closing Date, Buyer shall execute and deliver or cause to be delivered to the Sellers:

               (i) Purchase Price. The Purchase Price in the amount and manner as set forth in Section 2(b) hereof.

               (ii) Officers' Certificate. A certificate of Buyer signed by an officer of Buyer certifying that the representations and warranties of such Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied with all covenants and agreements required to be performed or complied with by Buyer on or prior to the Closing Date.

               (iii) Resolutions. Copies of the resolutions of the board of directors of Buyer, certified by an officer of Buyer as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.

               (iv) Employment Agreement. Buyer shall have entered into an employment agreement with Leopold, substantially in the form attached hereto as Exhibit B-1, and employment agreements with Julie Ann Blazei, Mary Jo Heim, and Linda Walsch substantially in the form attached hereto as Exhibit B-2.

               (v) Post-Closing Escrow Agreement. Buyer shall have entered into the Post-Closing Escrow Agreement.

               (vi) Other Instruments. Such other instruments as may be reasonably necessary to effectuate the consummation of the transactions as provided in this Agreement.

          (d) Sellers' Performance at Closing. On the Closing Date, Sellers shall execute and deliver or cause to be delivered to Buyer:

               (i) Target Shares. Each Seller shall deliver to Buyer stock certificates representing all of such Seller's Target Shares accompanied by the stock power substantially in the form attached hereto as Exhibit C.

               (ii) Sellers' Certificate. An executed certificate of each of the Sellers certifying that the representations and warranties of such Seller made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing Date.

               (iii) Certificates. Copies of (A) the Target's and its Subsidiaries' certificate of formation, certified by the Secretary of State of the Target and its Subsidiaries' state of formation; and (B) good standing certificates for the Target and its Subsidiaries from the Secretary of State of the Target and its Subsidiaries' state of formation and from the appropriate authorities in each jurisdiction in which the Target and its Subsidiaries are qualified to do business as foreign corporations, dated not more than ten (10) days prior to Closing.

               (iv) Opinions of Seller's Counsel. An opinion of counsel to Sellers reasonably satisfactory to the Buyer's counsel.

               (v) Non-Compete Agreement. A non-competition agreement from Mark Kahn, substantially in the form attached hereto as Exhibit D.

               (vi) Employment Agreement. Leopold shall have entered into an employment agreement with Buyer, substantially in the form attached hereto as Exhibit B-1, and Julie Ann Blazei, Mary Jo Heim, and Linda Walsch shall have entered into Employment Agreements with Buyer substantially in the form attached hereto as Exhibit B-2.

               (vii) Estoppel Certificates. An estoppel certificate from each of the Target and Subsidiaries' landlords listed on SCHEDULE 4(l) in the form attached hereto as Exhibit E.

               (viii) Post-Closing Escrow Agreement. The Sellers shall have entered into the Post-Closing Escrow Agreement.

               (ix)   Techstaff Contract. Target shall have entered into a three
     (3) year Service Contract with Techstaff, Inc., substantially in the form attached hereto as Exhibit F.

               (x) Section 338(h)(10) Election. Target shall have executed and delivered the Section 338(h)(10) Election with Buyer on Internal Revenue Service Form 8023.

               (xi) Other Instruments. Such other instruments as may be reasonably necessary to effectuate the consummation of the transactions as provided in this Agreement.

     8.   Remedies for Breaches of This Agreement.

          (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that any representation or warranty contained in Sections (a)(i), 3(a)(iv), 3(b)(i), 3(b)(ii), 4(a) and 4(b) hereof shall survive indefinitely;

and, provided, further, that any representation or warranty contained in Sections 4(k) and 4(v) hereof shall survive until the expiration of any applicable statute of limitations of any Law referred to therein (taking into account any applicable tolling provisions with respect thereto).

          (b)  Indemnification Provisions for Benefit of Buyer.

               (i) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his covenants contained herein or any of his or its representations and warranties contained herein, and, provided that Buyer makes a written claim for indemnification against the Seller pursuant to
     Section 11(h) below within such survival period, then the Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

               (ii) Each of the Sellers agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Target and its Subsidiaries for any Taxes of the Target and its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns.

               (iii)  Notwithstanding anything to the contrary contained in this
     Section 8(b) or elsewhere in this Agreement, Sellers' indemnification obligations set forth in this Section 8(b) shall be limited to the amount of the Purchase Price hereunder.

          (c) Indemnification Provisions for Benefit of the Sellers. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein, and, provided that any of the Sellers makes a written claim for indemnification against Buyer pursuant to Section 11(h) below, then Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding anything to the contrary contained in this Section 8(c) or elsewhere in this Agreement, Buyer's indemnification obligations set forth in this Section 8(c) shall be limited to the amount of the Purchase Price hereunder.

          (d) Limitations on Indemnification. Neither Buyer nor the Sellers shall be entitled to indemnification under Section 8(b) or (c) unless the aggregate of the indemnification obligations of Buyer or the Seller, as applicable, exceeds Fifty Thousand Dollars ($50,000.00), whereupon Buyer or the Sellers, as applicable, shall be entitled to indemnification hereunder from the other party for the aggregate amount of all indemnification obligations suffered by the other party, without regard to the aforementioned Fifty Thousand Dollars ($50,000.00).

          (e)  Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen
     (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above,
     (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

               (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
     (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

          (f) Determination of Adverse Consequences. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

          (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Target, its Subsidiaries, or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he will not make any claim for indemnification against any of the Target and its Subsidiaries by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

          (a) Tax Periods Ending on or Before the Effective Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target and its Subsidiaries for all periods ending on or prior to the Effective Date which are filed after the Closing Date. Buyer shall permit Target and its Subsidiaries to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Buyer for Taxes of the Target and its Subsidiaries with respect to such periods within fifteen
(15) days after payment by Buyer or the Target and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing balance sheet.

          (b) Tax Periods Beginning Before and Ending After the Effective Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target and its Subsidiaries for Tax periods which begin before the Effective Date and end after the Effective

Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Effective Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Effective Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Effective Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Effective Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Effective Date. Any credits relating to a Taxable period that begins before and ends after the Effective Date shall be taken into account as though the relevant Taxable period ended on the Effective Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target and its Subsidiaries.

          (c)  Cooperation on Tax Matters.

               (i) Buyer, the Target and its Subsidiaries and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and its Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Target and its Subsidiaries relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target and its Subsidiaries or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

               (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

          (d) S Corporation Status. The Target shall, prior to the Closing, maintain its status as an S Corporation for federal and state income tax purposes.

          (e)  Section 338(h)(10). Buyer intends to make an election under
Section 338 of the Code (and any corresponding election under state, local and foreign tax law) and the Target and Sellers will cooperate in making such elections. At Buyer's option, at Closing the Target and the Sellers shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the stock of the Target hereunder (a "Section 338(h)(10) Election"). The Sellers shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable law. The Sellers shall also pay any Tax imposed on the Target or its subsidiaries attributable to the making of the Section 338(h)(10) Election, including but not limited to, (a) any Tax imposed under Section 1374 of the Code, (b) any Tax imposed under Section 1.338(h)(10)-l(e)(5) of the Treasury Reductions, or (c) any state, local or foreign Tax imposed on the Target or its Subsidiaries' gain, and the Sellers shall indemnify Buyer, the Target and its Subsidiaries against any Tax or other liability arising out of any failure to pay any such Taxes. In the event Buyer exercises its option under this subsection (ii), Buyer shall pay to the Sellers the difference between (A) the Tax paid by the Sellers as a result of the
Section 338(h)(10) election and (B) the Tax which would have been paid by the Sellers if no Section 338(h)(10) election had been made and consented to by the Sellers plus any additional Tax incurred by the Sellers with respect to the receipt of such difference; provided however, that Buyer's total liability to Sellers for such difference as a result of the Section 338(h)(10) election shall be limited to $100,000. Any payment by Buyer hereunder shall be made ten (10) day prior to the due date of the Seller's Tax Return in which the income, gain, loss deduction or other tax item resulting from Section 338(h)(10) election is reported.

          (f) Purchase Allocation. The Target and the Sellers agree that the Consideration and the liabilities of the Target and its qualified Subchapter S subsidiaries (plus other relevant items) will be allocated to the assets of the Target and its qualified Subchapter S subsidiaries for all purposes (including Tax and financial accounting) as determined by Buyer. Buyer, the Target, the Target subsidiaries and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

          (g) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target and its Subsidiaries shall be terminated as of the Effective Date and, after the Effective Date, the Target and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          (h) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all


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


necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     10.  Termination.

          (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

               (i) Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing Date if (A) Buyer is not satisfied with Seller's efforts to address the Year 2000 Problem, including testing and verification that any computer based systems or applications of Target and any customers, suppliers or vendors, are Year 2000 compatible, or (B) Buyer determines, in its reasonable discretion, based upon the results of Buyer's continuing business, legal, environmental, and accounting due diligence regarding the Target and its Subsidiaries, that there has been a material adverse change in the financial condition or business of the Target and its Subsidiaries.

               (iii) Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before November 15, 1999, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (iv) the Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, (B) if the Closing shall not have occurred on or before November 15, 1999, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement), or (C) if the daily average of the high and low prices for Wintrust Common Stock as reported in the Wall Street Journal for any day after the Execution Date and prior to the Closing Date is less than $15.50 per share.

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).


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


     11.  Miscellaneous.

          (a)  Nature of Certain Obligations.

               (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

               (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

          (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

          (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.


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


          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices under this Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by telecopy, or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as follows:


          If to the Sellers, to:        John Leopold
                                        Tricom Funding
                                        11270 W. Park Place, Suite 100
                                        Milwaukee, Wisconsin  53224
                                        Facsimile:  (414) 410-2299

                                        and

                                        Mark Kahn
                                        Tricom Funding
                                        11270 W. Park Place, Suite 100
                                        Milwaukee, Wisconsin  53224
                                        Facsimile:  (414) 410-2299

          with a copy to:               Lichtsinn & Haensel, S.C.
                                        111 E. Wisconsin Ave., Suite 1800
                                        Milwaukee, Wisconsin  53202
                                        Attn:  Michael J. Bennett
                                        Facsimile:  (414) 276-9278

          If to Buyer, to:              Wintrust Financial Corporation
                                        Attn:  David Dykstra
                                        727 N. Bank Lane
                                        Lake Forest, Illinois 60045
                                        Facsimile:  (847) 615-4091

          with copy to:                 Pedersen & Houpt
                                        Attn:  Thomas F. Brett, II
                                        161 North Clark, Suite 3100
                                        Chicago, Illinois  60601
                                        Facsimile:  (312) 641-6895

or to any other address or telecopy number as such party shall designate in a written notice to the other. All notices sent pursuant to the terms of this
Section 11(h) shall be deemed received (i) if personally delivered, then on the date of delivery; (ii) if sent by telecopy before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by overnight, express


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


carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the third (3rd) business day following the day sent or when actually received. Any notice by telecopy shall be followed by delivery of a copy of such notice on the next business day by overnight express carrier or by hand.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Except as provided in
Section 2(b)(iv) and Schedule 2(b)(iv) hereof, the Sellers agree that none of the Target and its Subsidiaries has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such
Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

          (n) Confidentiality. The Sellers and Buyer agree that any information disclosed during the course of negotiations of this Agreement and Buyer's due diligence review shall be held in strict confidence and shall not be disclosed to any third person (except their respective directors, officers, employees, accountants, attorneys, financial advisors, and other advisors on a "need to know" basis; provided that such persons agree not to disclose or use such information for any purpose other than to evaluate the transactions provided for herein or contemplated hereby) and shall not be used for any other purpose other than to evaluate the transactions provided for herein or contemplated hereby. In the event the transactions contemplated hereby do not close, Buyer will, upon request by the Sellers, return to the Sellers all written information disclosed to Buyer by the Sellers.

          (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

          (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Lake County, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in ss.10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                  [Remainder of Page Intentionally Left Blank]


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


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        WINTRUST FINANCIAL CORPORATION


                                        By  /s/ David A. Dykstra
                                            ------------------------------------
                                        Its Executive Vice President



                                        /s/ John Leopold
                                        ----------------------------------------
                                        John Leopold


                                        /s/ Mark Kahn
                                        ----------------------------------------
                                        Mark Kahn























                                SIGNATURE PAGE TO
                            STOCK PURCHASE AGREEMENT


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